FOR IMMEDIATE RELEASE
Limbach Holdings Reports First Quarter 2021 Results
Gross Margin Increases to 15.2% as Owner-Direct Shift Accelerates

Conference Call Scheduled for 10:00 am ET on May 14, 2021
PITTSBURGH, PA – May 14, 2021 – Limbach Holdings, Inc. (Nasdaq: LMB) (“Limbach” or the “Company”) today announced its financial results for the quarter ended March 31, 2021. Consolidated revenues declined 18.3% to $113.3 million as the Company continues to focus on replacing largely complete, lower margin projects with higher margin opportunities for strategic customers. Consistent with the Company’s focus on expanded profitability driven by a more rigorous project selection process, gross margin improved to 15.2% compared to 13.1% in the year ago period and 14.3%, sequentially.
As of January 1, 2021, the Company renamed its existing two reportable segments to reflect our two distinct approaches to our customer base and to better align with our owner direct strategy. The previously named Construction Segment is now known as General Contractor Relationships (“GCR”) and the previously named Service Segment is now known as Owner Direct Relationships (“ODR”).

Charlie Bacon, Limbach’s President and Chief Executive Officer, said, “This year is an inflection point for Limbach as we look to accelerate towards an owner-driven business model. We experienced the initial validation of this strategy during the first quarter as our gross margin expanded 210 basis points to 15.2% compared to last year’s first quarter. Our GCR revenue declined compared with the prior year, consistent with our intentional shift to a more rigorous project selection process that emphasizes risk mitigation and improved profitability. The near-term impact of this strategy is expected to be a reduction in GCR revenue in 2021, but accompanied by a stronger gross margin and greater consistency of execution and reduced risk. Our ODR segment continued to generate strong performance and accounted for a larger share of our consolidated revenue than during last year’s first quarter, a trend we expect to continue as the year progresses.”

Mr. Bacon continued, “We continue to see business activity accelerate from the low point in late 2020 as the construction industry returns to a more normal state of activity. At this time, we are introducing guidance for the full year, and are forecasting revenue to be between $480 million and $520 million, and Adjusted EBITDA of $23 million to $27 million. We also expect the second half of the year to account for a greater majority of our revenue and Adjusted EBITDA than it has in prior years given the current business cycle.”

Limbach Holdings, Inc.    Page 2
May 14, 2021

The following are key financial highlights of the first quarter of 2021. All comparisons are to the first quarter of 2020, unless noted otherwise.
•Consolidated revenue was $113.3 million for the first quarter of 2021, a decrease of 18.3% from prior year revenue of $138.8 million. GCR segment revenue of $84.8 million was down 22.5% year over year, while ODR segment revenue of $28.5 million remained relatively flat year over year.
•Gross margin increased to 15.2% during the year, from 13.1%, mainly driven by the mix of higher margin ODR segment work coupled with slightly higher margins and lower write downs for GCR segment projects. GCR segment gross profit on a dollar basis decreased $1.6 million largely due to lower revenue at slightly higher margins as a result of our intentional shift to a more rigorous project selection process that emphasizes risk mitigation and improved profitability. In addition, net project adjustments had no effect on the current quarter compared with net project write downs of $2.2 million in the prior year. As a result, GCR segment gross margin was 11.1% for the first quarter of 2021 compared to 10.0% for the prior year. ODR segment gross margin was 27.4%, compared to 24.7% in the prior year due to more favorable project pricing. On a dollar basis, total gross profit was $17.2 million, compared with $18.2 million in the prior year.
•SG&A increased approximately $0.3 million to $17.1 million during the quarter as compared to $16.8 million in the prior year, mostly attributable to an increase in professional fees, higher non-cash stock-based compensation costs due to restricted stock awards granted in the first quarter of 2021 at higher company stock prices than in the prior year, offset by lower payroll expense and lower travel and entertainment expense. As a percent of revenue, SG&A was 15.1% for the quarter, up from 12.1% for the prior year.
•Interest expense, net was $1.3 million for the quarter as compared to $2.2 million in the prior year as the Company refinanced its 2019 debt facilities on February 24, 2021, replacing them with debt facilities that carry a lower cost of financing.
•Net loss for the quarter was $2.3 million, driven by a $2.0 million pre-tax loss on early debt extinguishment in conjunction with the refinancing of the 2019 debt facilities, compared with a net loss of $0.1 million for the prior year. Net loss per share for both basic and diluted increased to $0.25 as compared to net loss per share for both basic and diluted of $0.01 in the prior year.
•Adjusted EBITDA for the quarter was $2.1 million as compared to $3.7 million in the prior year, a decrease of 44.6%. The decrease in Adjusted EBITDA was primarily attributable to the decreased GCR revenue although the margins in both the GCR and ODR segments during the quarter were slightly higher year over year.
•Net cash (used in) provided by operating activities was $(17.4) million for the quarter, as compared to $3.5 million in the prior year. The decrease in operating cash flows was primarily attributable to an $8.9 million decrease in contract liabilities and an $8.8 million decrease in accounts payable, including retainage.
•Total backlog at March 31, 2021 was $446.5 million as compared to $444.4 million as of December 31, 2020. At March 31, 2021, GCR and ODR segment backlog accounted for $393.6 and $52.9 million of that consolidated total, respectively.

Limbach Holdings, Inc.    Page 3
May 14, 2021

Balance Sheet

At March 31, 2021, the Company had current assets of $195.9 million and current liabilities of $134.5 million, representing a current ratio of 1.46x. As of December 31, 2020, the Company's current ratio was 1.33x. Working capital was $61.3 million at March 31, 2021, an increase of $12.2 million from December 31, 2020. In February 2021, the Company closed on an equity offering and sold 2,051,025 shares of its common stock and recognized net proceeds of $22.8 million. Additionally in February 2021, the Company refinanced its 2019 credit facilities with Wintrust and entered into a new $30.0 million term loan and $25.0 million revolving credit facility. As part of the refinancing, the Company utilized $11.1 million of its cash and cash equivalents to pay off existing debt and other fees related to the refinancing. At March 31, 2021, the Company had no borrowings against its revolving credit facility, other than for standby letters of credit totaling $3.4 million, and carried a term loan balance of $29.5 million.
2021 Guidance
The Company announced the following guidance for FY 2021:

Revenue	$480 million - $520 million
Adjusted EBITDA	$23 million - $27 million

With respect to projected fiscal year 2021 Adjusted EBITDA, a quantitative reconciliation is not available without unreasonable effort due to the high variability, complexity and low visibility with respect to taxes and other items, which are excluded from Adjusted EBITDA. The Company expects the variability of this item to have a potentially unpredictable, and potentially significant, impact on future GAAP financial results.
Subsequent Activity

The Company also is announcing today that Larry G. Swets, a Class A directors, intends to transition off of our Board of Directors and resign from the Board and all committees of the Board on which he serves at the earlier to occur (i) the time when the Company secures a suitable replacement for Mr. Swets or (ii) the end of this calendar year. Mr. Swets will be focusing more fully on other business interests, unrelated to Limbach, which create increasing business demands on his time. Mr. Swets believes it is important to provide the Company and its shareholders with transparency that allows for an appropriate transition. During this transition, the Company will consider a number of factors, including the goal of additional diversity for the Board, as it searches for a successor to Mr. Swets.

“It has been a privilege to have served on the Limbach board since the transaction that created Limbach as a public company,” Mr. Swets said in a statement. “Limbach continues to focus on key initiatives such as continuing to build its owner direct relationships and adherence to sound financial disciplines all with an unwavering aim towards enhancing stockholder value through these efforts. The Company is clearly known for the quality of its work and the integrity of its team as a best in class fully integrated engineering, construction and service organization, and I am forever grateful to have served as a member of the company’s board.”

“It's been a privilege to work with Larry for more than fifteen years of building businesses. Larry was the driving force behind the creation of Limbach as a public company. Larry brought creativity, innovative thinking and tremendous rigor to what we do as a public Company,” said Gordon G. Pratt, Limbach’s Chairman of the Board.

Limbach Holdings, Inc.    Page 4
May 14, 2021

Mr. Bacon commented, “On behalf of our stockholders and the Board, I want to express my deep appreciation to Larry for all his contributions to Limbach. As a member of the Board, he challenged us to think about how we should strive to not just be a great company, but how to focus on stockholder value as a key part of that thinking.”

The Nominating and Corporate Governance Committee of the Board intends to immediately move forward with a selection process to fill Mr. Swet’s position, with the intention of selecting a new member with the experience to provide guidance to support the Company’s growth plans, with a focus on enhancing diversity and inclusion as a Board and with a keen view towards supplementing the board level domain expertise in the areas of technology, mergers and acquisitions, environmental, social and governance (“ESG”) considerations, and mechanical, electrical and plumbing (“MEP”) engineering.

Conference Call Details
Date:     Friday, May 14, 2021
Time:     10:00 a.m. Eastern Time
Participant Dial-In Numbers:
Domestic callers:     (866) 604-1698
International callers:    (201) 389-0844
Access by Webcast
The call will also be simultaneously webcast over the Internet via the “Investor Relations” section of LMB’s website at www.limbachinc.com or by clicking on the conference call link: https://78449.themediaframe.com/dataconf/productusers/lmb/mediaframe/44885/indexl.html. An audio replay of the call will be archived on the Company’s website for 365 days.
About Limbach
Limbach is an integrated building systems solutions firm whose expertise is in the design, modular prefabrication, installation, management and maintenance of heating, ventilation, air-conditioning (“HVAC”), mechanical, electrical, plumbing and controls systems. Our market sectors primarily include the following: healthcare, life sciences, data centers, industrial and light manufacturing, entertainment, education and government. With 22 offices throughout the United States and Limbach's full life-cycle capabilities, from concept design and engineering through system commissioning and recurring 24/7 service and maintenance, Limbach is positioned as a value-added and essential partner for building owners, construction managers, general contractors and energy service companies.

Limbach Holdings, Inc.    Page 5
May 14, 2021

Forward-Looking Statements
We make forward-looking statements in this press release within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to expectations or forecasts for future events, including, without limitation, our earnings, Adjusted EBITDA, revenues, expenses, backlog, capital expenditures or other future financial or business performance or strategies, results of operations or financial condition, and in particular statements regarding the impact of the COVID-19 pandemic on the construction industry in the first quarter and future periods, timing of the recognition of backlog as revenue, the potential for recovery of cost overruns, and the ability of the Company to successfully remedy the issues that have led to write-downs in various business units. These statements may be preceded by, followed by or include the words “may,” “might,” “will,” “will likely result,” “should,” “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “seek,” “continue,” “target” or similar expressions. These forward-looking statements are based on information available to us as of the date they were made and involve a number of risks and uncertainties which may cause them to turn out to be wrong. Some of these risks and uncertainties may in the future be amplified by the COVID-19 outbreak and there may be additional risks that we consider immaterial or which are unknown. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws. As a result of a number of known and unknown risks and uncertainties, our actual results or performance may be materially different from those expressed or implied by these forward-looking statements. Please refer to our most recent annual report on Form 10-K, as well as our subsequent filings on Form 10-Q and Form 8-K, which are available on the SEC’s website (www.sec.gov), for a full discussion of the risks and other factors that may impact any forward-looking statements in this press release.

Investor Relations:
The Equity Group, Inc.
Jeremy Hellman, CFA
Vice President
(212) 836-9626 / jhellman@equityny.com
or
Limbach Holdings, Inc.
S. Mathew Katz
Executive Vice President
(212) 201-7006 / matt.katz@limbachinc.com

Limbach Holdings, Inc.    Page 6
May 14, 2021

LIMBACH HOLDINGS, INC.
Condensed Consolidated Statements of Operations
(Unaudited)

	Three months ended March 31,
(in thousands, except share and per share data)	2021	2020
Revenue	$113,344	$138,772
Cost of revenue	96,115	120,548
Gross profit	17,229	18,224
Operating expenses:
Selling, general and administrative	17,145	16,799
Amortization of intangibles	104	143
Total operating expenses	17,249	16,942
Operating (loss) income	(20)	1,282
Other income (expenses):
Interest expense, net	(1,264)	(2,158)
(Loss) gain on disposition of property and equipment	(86)	29
Loss on early debt extinguishment	(1,961)	—
Gain on change in fair value of warrant liability	14	161
Total other expenses	(3,297)	(1,968)
Loss before income taxes	(3,317)	(686)
Income tax benefit	(1,035)	(634)
Net loss	$(2,282)	$(52)
Earnings Per Share (“EPS”)
Loss per common share:
Basic	$(0.25)	$(0.01)
Diluted	$(0.25)	$(0.01)
Weighted average number of shares outstanding:
Basic	9,218,087	7,797,673
Diluted	9,218,087	7,797,673

Limbach Holdings, Inc.    Page 7
May 14, 2021

LIMBACH HOLDINGS, INC.
Condensed Consolidated Balance Sheets
(Unaudited)

(in thousands, except share and per share data)	March 31, 2021	December 31, 2020
ASSETS
Current assets
Cash and cash equivalents	$37,186	$42,147
Restricted cash	113	113
Accounts receivable, net	83,155	85,767
Contract assets	69,084	67,098
Other current assets	6,317	4,292
Total current assets	195,855	199,417

Property and equipment, net	18,305	19,700
Intangible assets, net	11,577	11,681
Goodwill	6,129	6,129
Operating lease right-of-use assets	17,900	18,751
Deferred tax asset	6,423	6,087
Other assets	300	392
Total assets	$256,489	$262,157

LIABILITIES
Current liabilities
Current portion of long-term debt	$8,473	$6,536
Current operating lease liabilities	4,145	3,929
Accounts payable, including retainage	57,950	66,763
Contract liabilities	37,795	46,648
Accrued income taxes	1,016	1,671
Accrued expenses and other current liabilities	25,132	24,747
Total current liabilities	134,511	150,294
Long-term debt	26,588	36,513
Long-term operating lease liabilities	14,442	15,459
Other long-term liabilities	4,150	6,159
Total liabilities	179,691	208,425
Commitments and contingencies (Note 15)

STOCKHOLDERS’ EQUITY
Common stock, $0.0001 par value; 100,000,000 shares authorized, 10,248,405 issued and outstanding at March 31, 2021 and 7,926,137 at December 31, 2020	1	1
Additional paid-in capital	82,960	57,612
Accumulated deficit	(6,163)	(3,881)
Total stockholders’ equity	76,798	53,732
Total liabilities and stockholders’ equity	$256,489	$262,157

Limbach Holdings, Inc.    Page 8
May 14, 2021

LIMBACH HOLDINGS, INC.
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Three months ended March 31,
(in thousands)	2021	2020
Cash flows from operating activities:
Net loss	$(2,282)	$(52)
Adjustments to reconcile net loss to cash (used in) provided by operating activities:
Depreciation and amortization	1,495	1,504
Provision for doubtful accounts	28	8
Stock-based compensation expense	677	295
Noncash operating lease expense	1,043	1,002
Amortization of debt issuance costs	190	540
Deferred income tax provision	(336)	1,021
Loss (gain) on sale of property and equipment	86	(29)
Loss on early debt extinguishment	1,961	—
Gain on change in fair value of warrant liability	(14)	(161)
Changes in operating assets and liabilities:
Accounts receivable	2,584	(7,333)
Contract assets	(1,986)	7,518
Other current assets	(2,025)	(320)
Accounts payable, including retainage	(8,813)	(5,771)
Prepaid income taxes	—	(1,518)
Accrued taxes payable	(654)	(11)
Contract liabilities	(8,853)	6,038
Operating lease liabilities	(994)	(978)
Accrued expenses and other current liabilities	513	1,407
Other long-term liabilities	5	357
Net cash (used in) provided by operating activities	(17,375)	3,517
Cash flows from investing activities:
Proceeds from sale of property and equipment	226	36
Advances (to) from joint ventures	—	(3)
Purchase of property and equipment	(221)	(501)
Net cash provided by (used in) investing activities	5	(468)

Limbach Holdings, Inc.    Page 9
May 14, 2021 LIMBACH HOLDINGS, INC.
Condensed Consolidated Statements of Cash Flows (continued)
(Unaudited)

	Three months ended March 31,
(in thousands)	2021	2020
Cash flows from financing activities:
Proceeds from Wintrust Term Loan	30,000	—
Payments on Wintrust Term Loan	(500)	—
Proceeds from Wintrust Revolving Loan	—	—
Payments on Wintrust Revolving Loan	—	—
Proceeds from 2019 Revolving Credit Facility	—	7,250
Payments on 2019 Revolving Credit Facility	—	(7,250)
Payments on 2019 Refinancing Term Loan	(39,000)	—
Prepayment penalty and other costs associated with early debt extinguishment	(1,376)	—
Proceeds from the sale of common stock	22,773	—
Proceeds from the exercise of warrants	1,989	—
Payments on finance leases	(667)	(652)
Payments of debt issuance costs	(593)	—
Taxes paid related to net-share settlement of equity awards	(384)	(44)
Proceeds from contributions to Employee Stock Purchase Plan	167	—
Net cash provided by (used in) financing activities	12,409	(696)
(Decrease) increase in cash, cash equivalents and restricted cash	(4,961)	2,353
Cash, cash equivalents and restricted cash, beginning of period	42,260	8,457
Cash, cash equivalents and restricted cash, end of period	$37,299	$10,810
Supplemental disclosures of cash flow information
Noncash investing and financing transactions:
Right of use assets obtained in exchange for new operating lease liabilities	156	—
Right of use assets obtained in exchange for new finance lease liabilities	87	337
Right of use assets disposed or adjusted modifying operating lease liabilities	36	344
Right of use assets disposed or adjusted modifying finance lease liabilities	—	(41)
Interest paid	$1,319	$1,607

Limbach Holdings, Inc.    Page 10
May 14, 2021
LIMBACH HOLDINGS, INC.
Condensed Consolidated Statements of Operations
(Unaudited)

	Three months ended March 31,		Increase/(Decrease)
(in thousands, except for percentages)	2021	2020	$	%
Statement of Operations Data:
Revenue:
GCR	$84,804	$109,486	$(24,682)	(22.5)%
ODR	28,540	29,286	(746)	(2.5)%
Total revenue	113,344	138,772	(25,428)	(18.3)%

Gross profit:
GCR	9,395	10,982	(1,587)	(14.5)%
ODR	7,834	7,242	592	8.2%
Total gross profit(1)	17,229	18,224	(995)	(5.5)%

Selling, general and administrative:
GCR	9,114	10,174	(1,060)	(10.4)%
ODR	7,354	6,330	1,024	16.2%
Corporate	677	295	382	129.5%
Total selling, general and administrative	17,145	16,799	346	2.1%
Amortization of intangibles	104	143	(39)	(27.3)%
Operating (loss) income	$(20)	$1,282	$(1,302)	(101.6)%
(1)    Total gross profit as a percentage of consolidated total revenue was 15.2% and 13.1% for the three months ended March 31, 2021 and 2020, respectively.

Limbach Holdings, Inc.    Page 11
May 14, 2021
Non-GAAP Financial Measures
In assessing the performance of our business, management utilizes a variety of financial and performance measures. The key measure is Adjusted EBITDA, a non-GAAP financial measure. We define Adjusted EBITDA as net income (loss) plus depreciation and amortization expense, interest expense, and taxes, as further adjusted to eliminate the impact of, when applicable, other non-cash items or expenses that are unusual or non-recurring that we believe do not reflect our core operating results. We believe that Adjusted EBITDA is meaningful to our investors to enhance their understanding of our financial performance for the current period and our ability to generate cash flows from operations that are available for taxes, capital expenditures and debt service. We understand that Adjusted EBITDA is frequently used by securities analysts, investors and other interested parties as a measure of financial performance and to compare our performance with the performance of other companies that report Adjusted EBITDA. Our calculation of Adjusted EBITDA, however, may not be comparable to similarly titled measures reported by other companies. When assessing our operating performance, investors and others should not consider this data in isolation or as a substitute for net income (loss) calculated in accordance with GAAP. Further, the results presented by Adjusted EBITDA cannot be achieved without incurring the costs that the measure excludes. A reconciliation of net income (loss) to Adjusted EBITDA, the most comparable GAAP measure, is provided below.
We refer to our estimated revenue on uncompleted contracts, including the amount of revenue on contracts for which work has not begun, less the revenue we have recognized under such contracts, as “backlog.” Backlog includes unexercised contract options.

Reconciliation of Net loss to EBITDA
	Three months ended March 31,
(in thousands)	2021	2020
Net loss	$(2,282)	$(52)

Adjustments:
Depreciation and amortization	1,495	1,504
Interest expense	1,264	2,158
Non-cash stock-based compensation expense	677	295
Loss on early debt extinguishment	1,961	—
Change in fair value of warrants	(14)	(161)
Severance expense	$—	622
Income tax benefit	(1,035)	(634)
Adjusted EBITDA	$2,066	$3,732